Exhibit 99.1

NEWS RELEASE

Contact:	Barry Sievert
Senior Director, Investor Relations
(214) 303-3437

DEAN FOODS COMPANY REPORTS THIRD QUARTER RESULTS
Company Reports Third Quarter Adjusted Diluted Earnings from Continuing Operations of $0.50 Per Share
Board of Directors Approves Additional $300 Million Share Repurchase Authorization
     DALLAS, November 2, 2005 — Dean Foods Company (NYSE: DF) today announced that the Company earned $0.43 per diluted share from continuing operations for the quarter ended September 30, 2005, as compared to $0.24 per diluted share from continuing operations in the third quarter of 2004. Net income from continuing operations for the third quarter of 2005 totaled $66.4 million, compared with $37.8 million in the prior year third quarter.
     On an adjusted basis (as defined below), diluted earnings from continuing operations increased 22% to $0.50 per share, compared to $0.41 in last year’s third quarter. Adjusted net income from continuing operations for the third quarter was $77.7 million compared to $65.9 million in the third quarter of 2004.
     “Our businesses performed well despite a very challenging environment which included two hurricanes and rapidly rising fuel and resin costs,” said Gregg Engles, chairman and chief executive officer. “Consistent with recent trends, our Dairy Group again posted strong volume increases and our WhiteWave division posted strong growth in both net sales and profitability.”
     Net sales for the third quarter totaled $2.6 billion, an increase of 2.4% over the third quarter of 2004. The increase in net sales was primarily due to higher fluid dairy volumes and increased sales at WhiteWave Foods, which were offset by the pass-through of lower raw milk and butterfat costs in the Dairy Group.
     Consolidated operating income from continuing operations in the third quarter totaled $145.7 million, versus $139.3 million in the third quarter of 2004. Adjusted third quarter operating income from continuing operations totaled $163.7 million, an 8.5% increase over the $150.9 million reported in the third quarter of 2004. The Company’s adjusted third quarter 2005 operating margin was 6.2%, up 35 basis points over the third quarter of the prior year. The increase in the adjusted operating income was primarily due to the positive impact of lower raw milk and butterfat costs and increased profitability at WhiteWave Foods, which was partially offset by higher packaging and distribution costs. Included in adjusted operating income for the third quarter of 2005 is a $3.9 million charge ($0.02 net of tax), which represents the second half of the total expense related to the accelerated vesting of stock units issued to key employees in January 2003.
     Long-term debt as of September 30, 2005 was approximately $3.1 billion, including $67 million due within one year that is reported as part of current liabilities. At the end of the quarter, approximately $940 million of the Company’s senior credit facility was available for future borrowings.
SEGMENT RESULTS
     Dairy Group net sales for the third quarter were $2.3 billion, 1.5% higher than the third quarter of 2004. The sales increase was primarily due to a 3.4% increase in fluid milk volumes that was partially offset by the pass-through of lower raw milk and butterfat costs. The Class I mover, which is an indicator of the Company’s raw milk costs, averaged $14.01 per hundredweight in the third quarter of 2005, 10% lower than the same period in 2004.
     Dairy Group operating income in the third quarter was $156.2 million, an increase of 4.8% over last year. Operating margins increased 22 basis points to 6.9% of sales due primarily to the positive impact of higher raw milk volumes and lower raw milk and butterfat costs, partially offset by higher distribution and packaging costs and the effects of hurricanes Katrina and Rita.
     WhiteWave Foods reported third quarter net sales of $284.9 million, a 9.6% increase compared to the third quarter of 2004. The increase was driven by sales growth in most of the Company’s core brands.
     Operating income for WhiteWave Foods in the third quarter was $35.9 million, an increase of 41.9% over the $25.3 million reported in the third quarter of 2004. Operating margin for the third quarter of 2005 was 12.6%, an increase of 287 basis points over the prior year third quarter. The improvement in operating income was the result of strong sales growth and increased manufacturing and operating efficiency offset by higher distribution costs due to increased fuel prices.
RECENT DEVELOPMENTS
•	From the beginning of the third quarter through today, the Company made open market purchases of its common stock totaling 11.3 million shares for a total cost of $415 million. Today, the Board of Directors increased the Company’s repurchase authorization by an additional $300 million. Including this new authorization the Company currently has a total of $303 million remaining under its repurchase authorizations.

•	On October 11, 2005 Joseph Scalzo assumed the post of President and CEO of WhiteWave Foods. Mr. Scalzo comes to WhiteWave from Gillette, where he served as Group President, Personal Care and Global Value Chain.

•	The Company recently announced that Pete Schenkel will assume the role of vice-chairman of Dean Foods, and that Alan Bernon will succeed him as President of Dean Foods Dairy Group, effective January 1, 2006.

•	The Company also recently announced the planned retirement of Barry Fromberg, Executive Vice President and Chief Financial Officer effective March 31, 2006.

•	As part of management’s strategy to further focus the Company on its core dairy and branded businesses, Dean Foods completed the sale of its Marie’s® dips and dressings and Dean’s® dips businesses in the third quarter. As a result of this sale, the Company recorded a gain on sale of $37.8 million in the third quarter. Those businesses have been reclassified as discontinued operations.
OUTLOOK FOR THE FOURTH QUARTER OF 2005 AND FULL YEAR 2006
     “While our businesses continue to demonstrate very strong performance, there are several obvious headwinds affecting our near-term business outlook, including high fuel, energy and packaging costs. We expect between $35 and $40 million higher overall costs related to these items in the fourth quarter of this year than we had last year. We are working hard to mitigate the impact of these increased costs through price increases, but expect near-term operating performance to be negatively impacted by these issues and are therefore adjusting our expectations for the remainder of 2005,” said Engles. “We expect fourth quarter earnings of approximately $0.52 to $0.55 per share, resulting in full year 2005 earnings of approximately $1.93 to $1.96 per share, a 14% to 16% increase over 2004 earnings from continuing operations of $1.69 per share. Looking forward to 2006, we believe we will be able to largely mitigate the impact of the higher fuel, energy and resin costs early in the year through price increases on our products. Assuming a relatively stable dairy commodity environment, we expect full year sales of $10.5 billion. We expect earnings per share to be in the range of $2.20 to $2.25 per diluted share before the effects of stock option expensing.”
     In accordance with FAS 123(R), the Company will begin expensing stock options in 2006 and estimates the impact of stock option expensing will be approximately $0.09 to $0.10 per share in 2006, roughly the same as in 2005, had FAS 123(R) been in place.

     The Company’s earnings guidance excludes the impact of discontinued operations, facility closing and reorganization costs and any non-recurring or one-time gains or losses.
RESULTS FOR NINE MONTHS ENDED SEPTEMBER 30, 2005
     The Company’s net sales from continuing operations increased 4.9% to $7.8 billion for the nine months ended September 30, 2005, compared with $7.4 billion during the first nine months of 2004. The increase was due to sales growth at WhiteWave Foods and volume growth in the Dairy Group, which was partially offset by the pass-through of lower average raw dairy commodity costs. Income from continuing operations for the first nine months of the year totaled $201.8 million, compared with $154.0 million in the first nine months of 2004. Diluted earnings per share from continuing operations for the nine months ended September 30, 2005 totaled $1.29, compared with $0.95 in the first nine months of 2004.
     On an adjusted basis (as defined below), net income for the nine months totaled $220.3 million, an increase of 18% over $186.7 million in the same period of 2004. Adjusted diluted earnings per share for the first nine months of 2005 totaled $1.41 compared with $1.15 in the first nine months of 2004, an increase of 23%.
     The Company reported operating income from continuing operations for the nine month period ended September 30, 2005 of $447.1 million versus $410.0 million in the same period of 2004. Adjusted operating income for the first nine months of 2005 totaled $477.0 million, an increase of 11.1% versus $429.2 million in the same period of last year. Adjusted operating income margins for the nine months were 6.11%, an increase of 35 basis points versus the prior year’s first nine months.
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
     The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. These numbers are provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three and nine month periods ended September 30, 2005 calculated according to GAAP and on an adjusted basis is attached.

     For the quarter ended September 30, 2005, the adjusted results reported above differ from the Company’s results under GAAP by excluding an $18.0 million charge ($11.3 million net of tax) primarily related to the closure of a facility in Union, NJ and the consolidation of WhiteWave Foods Company.
     For the quarter ended September 30, 2004, the adjusted results reported above differ from the Company’s results under GAAP by excluding
a)	$32.6 million of costs ($21.2 million net of tax) related to the early extinguishment of debt, and

b)	$11.6 million ($6.8 million net of tax) in facility closing and reorganization costs primarily related to Dairy Group facility closings in Madison, WI and Westwego, LA and consolidation activities at WhiteWave Foods.
     For the nine months ended September 30, 2005, the adjusted results reported above differ from the Company’s results under GAAP by excluding
a)	a $26.8 million charge ($16.7 million net of tax) related to the closure of a facility in Union, NJ, consolidation activities at WhiteWave Foods and previously announced reorganizations and facility closings in the Dairy Group, and

b)	a $3.1 million charge ($1.9 million net of tax) related to severance payments made to the former president of WhiteWave Foods.
     For the nine months ended September 30, 2004, the adjusted results reported above differ from the Company’s results under GAAP by excluding
a)	$32.6 million of costs ($21.2 million net of tax) related to the early extinguishment of debt and

b)	a net amount of $19.3 million ($11.5 million net of tax) in facility closing and reorganization costs primarily related to Dairy Group facility closings in Madison, WI, Westwego, LA, South Gate, CA, San Leandro, CA, and Wilkesboro, NC partly offset by a gain on the sale of a Dairy Group facility closed in Hawaii in 2003 and consolidation activities at WhiteWave Foods.

CONFERENCE CALL WEBCAST
     A webcast to discuss the Company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the Company site at http://www.deanfoods.com.
SUPPLEMENTAL INFORMATION
     The Company has adjusted its historical financial results for the years 2002 through 2004 and the first three quarters of 2005 to reflect the Marie’s dips and dressings and Dean’s dips businesses that were sold in the third quarter of 2005 as discontinued operations. These adjusted financial results are included in a schedule titled, ‘Revised Historical Results to Reflect TreeHouse Foods Spin-off and Marie’s dips and dressings and Dean’s dips Sale’ which is available on the investor relations section of the Company’s website at www.deanfoods.com.
ABOUT DEAN FOODS
     Dean Foods is one of the leading food and beverage companies in the United States. Its Dairy Group is the largest processor and distributor of fresh milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary is the nation’s leading organic foods company. WhiteWave Foods markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® dairy products and juices, International Delight® coffee creamers and LAND O’LAKES® creamers and cultured products. Dean Foods Company also owns the fourth largest dairy processor in Spain and the leading brand of organic dairy products in the United Kingdom.
FORWARD LOOKING STATEMENTS
     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
(Tables to follow)
# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales	$2,646,613	$2,583,578	$2,646,613	$2,583,578
Cost of sales	1,997,188	1,977,934	1,997,188	1,977,934

Gross profit	649,425	605,644	649,425	605,644

Operating costs and expenses	485,723	454,742	485,723	454,742
Facility closings and reorganization costs	17,993	11,590	—	—

Operating income	145,709	139,312	163,702	150,902

Interest expense	40,163	41,780	40,163	41,780
Costs related to early extinguishment of debt	—	32,613	—	—
Other (income) expense	(197)	415	(197)	415

Income from continuing operations before income taxes	105,743	64,504	123,736	108,707
Income taxes	39,335	26,678	46,029	42,825

Income from continuing operations	66,408	37,826	77,707	65,882
Gain on sale of discontinued operations, net of tax	37,766	—	—	—
Income from discontinued operations, net of tax	(299)	2,366	—	—

Net income	$103,875	$40,192	$77,707	$65,882

Basic earnings per share:
Income from continuing operations	$0.45	$0.24	$0.52	$0.42
Gain on sale of discontinued operations	0.25	—	—	—
Income from discontinued operations	—	0.02	—	—

Net income	$0.70	$0.26	$0.52	$0.42

Basic average common shares (000’s)	148,098	155,921	148,098	155,921

Diluted earnings per share:
Income from continuing operations	$0.43	$0.24	$0.50	$0.41
Gain on sale of discontinued operations	0.24	—	—	—
Income from discontinued operations	—	0.01	—	—

Net income	$0.67	$0.25	$0.50	$0.41

Diluted average common shares (000’s)	155,536	162,101	155,536	162,101
[A] Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings, reorganizations and the early extinguishment of debt. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [B]
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales	$7,810,916	$7,447,075	$7,810,916	$7,447,075
Cost of sales	5,895,088	5,689,084	5,895,088	5,689,084

Gross profit	1,915,828	1,757,991	1,915,828	1,757,991

Operating costs and expenses	1,441,940	1,328,677	1,438,867	1,328,799
Facility closings and reorganization costs	26,821	19,295	—	—

Operating income	447,067	410,019	476,961	429,192

Interest expense	121,912	125,456	121,912	125,456
Costs related to early extinguishment of debt	—	32,612	—	—
Other income	(536)	(1,244)	(536)	(1,244)

Income from continuing operations before income taxes	325,691	253,195	355,585	304,980
Income taxes	123,918	99,218	135,241	118,307

Income from continuing operations	201,773	153,977	220,344	186,673
Gain on sale of discontinued operations, net of tax	37,690	—	—	—
Income from discontinued operations, net of tax	17,257	32,528	—	—

Net income	$256,720	$186,505	$220,344	$186,673

Basic earnings per share:
Income from continuing operations	$1.35	$0.98	$1.47	$1.19
Gain on sale of discontinued operations	0.25	—	—	—
Income from discontinued operations	0.12	0.21	—	—

Net income	$1.72	$1.19	$1.47	$1.19

Basic average common shares (000’s)	149,578	156,450	149,578	156,450

Diluted earnings per share:
Income from continuing operations	$1.29	$0.95	$1.41	$1.15
Gain on sale of discontinued operations	0.24	—	—	—
Income from discontinued operations	0.11	0.20	—	—

Net income	$1.64	$1.15	$1.41	$1.15

Diluted average common shares (000’s)	156,137	162,793	156,137	162,793
[B] Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings, reorganizations and the early extinguishment of debt. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
Earnings per Share Summary and Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
GAAP diluted earnings per share from continuing operations	$0.43	$0.24	$1.29	$0.95
Adjustments:
Facility closings and reorganization costs	0.07	0.04	0.11	0.07
Costs related to early extinguishment of debt	—	0.13	—	0.13
Other nonrecurring operating costs	—	—	0.01	—

Adjusted diluted earnings per share	$0.50	$0.41	$1.41	$1.15

Segment Information
(Dollars in thousands)

	GAAP		ADJUSTED [C]
	Three Months Ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004
Net sales
Dairy Group	$2,267,527	$2,234,296	$2,267,527	$2,234,296
WhiteWave Foods Company	284,860	259,920	284,860	259,920
Corporate / Other	94,226	89,362	94,226	89,362

Total	$2,646,613	$2,583,578	$2,646,613	$2,583,578

Segment operating income (loss)
Dairy Group	$156,223	$149,069	$156,223	$149,069
WhiteWave Foods Company	35,910	25,307	35,910	25,307
Corporate / Other	(28,431)	(23,474)	(28,431)	(23,474)

Subtotal	163,702	150,902	163,702	150,902
Facility closings and reorganization costs	(17,993)	(11,590)	—	—

Total operating income	$145,709	$139,312	$163,702	$150,902

	GAAP		ADJUSTED [C]
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales
Dairy Group	$6,681,897	$6,462,261	$6,681,897	$6,462,261
WhiteWave Foods Company	827,157	722,962	827,157	722,962
Corporate / Other	301,862	261,852	301,862	261,852

Total	$7,810,916	$7,447,075	$7,810,916	$7,447,075

Segment operating income (loss)
Dairy Group	$475,804	$442,168	$475,804	$442,168
WhiteWave Foods Company	73,647	45,407	76,720	45,407
Corporate / Other	(75,563)	(58,261)	(75,563)	(58,383)

Subtotal	473,888	429,314	476,961	429,192
Facility closings and reorganization costs	(26,821)	(19,295)	—	—

Total operating income	$447,067	$410,019	$476,961	$429,192

[C] Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings and reorganizations. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
Condensed Balance Sheet
(Dollars in thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$32,381	$27,407
Other current assets	1,399,439	1,409,675

Total current assets	1,431,820	1,437,082
Property, plant & equipment	1,846,764	1,813,284

Intangibles & other assets	3,755,442	3,773,298

Assets of discontinued operations	—	732,704

Total Assets	$7,034,026	$7,756,368

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$1,059,787	$1,050,175

Long-term debt	3,025,944	3,110,716

Other long-term liabilities	820,847	805,918

Liabilities of discontinued operations	—	125,960

Stockholders’ equity:
Common stock	1,425	1,492
Additional paid-in capital	1,023,501	1,308,172
Retained earnings	1,123,992	1,359,632
Other comprehensive income	(21,470)	(5,697)

Total stockholders’ equity	2,127,448	2,663,599

Total Liabilities and Stockholders’ Equity	$7,034,026	$7,756,368

DEAN FOODS COMPANY
Condensed Statement of Cash Flows
(Dollars in thousands)

	Nine Months Ended September 30,
Operating Activities	2005	2004
Net income	$256,720	$186,505
Income from discontinued operations	(17,257)	(32,528)
Depreciation and amortization	164,978	153,598
Deferred income taxes	48,028	122,897
Gain on sale of discontinued operations	(37,690)	—
Loss (gain) on disposition of assets	808	(979)
Costs related to early extinguishment of debt	—	32,613
Tax savings on equity compensation	16,895	17,548
Write-down of impaired assets	9,051	6,346
Changes in current assets and liabilities	24,285	(280,645)
Other	(3,056)	(631)

Net cash provided by continuing operations	462,762	204,724
Net cash provided by discontinued operations	16,978	63,195

Net cash provided by operating activities	479,740	267,919

Investing Activities
Additions to property, plant and equipment	(220,955)	(248,285)
Cash outflows for acquisitions	(767)	(366,990)
Net proceeds from divestitures	189,862	—
Proceeds from sale of fixed assets	7,586	9,451

Net cash used in continuing operations	(24,274)	(605,824)
Net cash used in discontinued operations	(7,875)	(16,543)

Net cash used in investing activities	(32,149)	(622,367)

Financing Activities
Proceeds from the issuance of debt	27,488	1,731,695
Repayment of debt	(192,521)	(1,204,314)
Issuance of common stock, net of expenses	59,631	62,371
Redemption of common stock	(345,087)	(257,343)
Other	(3,281)	(9,309)

Net cash provided by (used) in continuing operations	(453,770)	323,100
Net cash provided by (used) in discontinued operations	11,153	(3,615)

Net cash provided by (used) in financing activities	(442,617)	319,485

Increase (decrease) in cash and cash equivalents	4,974	(34,963)
Beginning cash balance	27,407	46,037

Ending cash balance	$32,381	$11,074